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                                                                     EXHIBIT 5.1



February 13, 1998


Il Fornaio (America) Corporation
770 Tamalpais Drive, #400
Corte Madera, CA 94925

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Il Fornaio (America) Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,797,594 shares of the Company's Common Stock, $.001 par value, (the "Shares") pursuant to its 1997 Equity Incentive Plan, 1997 Employee Stock Purchase Plan, 1997 Non-Employee Directors' Stock Option Plan, 1992 Non-Employee Directors' Stock Option Plan, 1991 Stock Option Plan and 1988 Stock Option Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, your Amended and Restated Certificate of Incorporation, your By-laws, as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the Plans, the Registration Statement and Related Prospectuses will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


       /s/ Cydney S. Posner
By: ______________________________
         Cydney S. Posner